Exhibit 99.1

JohnsonDiversey Announces Retirement of

Chief Administrative Officer and General Counsel

December 21, 2006, 2:53 EST

RACINE, WI – (BUSINESS WIRE) – JohnsonDiversey Inc. today announced that JoAnne Brandes, its Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, has announced she will retire in the first quarter of 2007.

Ms. Brandes has responsibility for legal matters for JohnsonDiversey and its over 65 international and domestic subsidiaries, as well as JohnsonDiversey’s Worldwide Human Resources, Communications, Public Affairs and Administrative Services divisions. She has worked for more than 25 years in the companies owned by the Johnson family of Racine, Wisconsin.

“JoAnne has served as a trusted advisor and a key member of our leadership team and was instrumental in the acquisition and the integration of DiverseyLever,” said JohnsonDiversey Chairman S. Curtis Johnson III. “Her contributions to the success of JohnsonDiversey cannot be overstated. JoAnne’s work has always reflected her deep concern for employees. She was the driving force behind the 20,000 square foot SC Johnson Child Care Center that has been a living monument to our family values. While we will miss her presence here at the JohnsonDiversey headquarters, we know that she will continue to serve the community through non-profit and other organizations, and will give back as only she can do. We extend our warmest wishes to JoAnne for a happy and healthy retirement.”

Ms. Brandes serves on the boards of directors of a number of companies, including Anderson Windows, Bright Horizons Family Solutions and Johnson Family Funds. She is also a Regent Emeritus of the University of Wisconsin System, having served as a member of the Board of Regents from 1996 until 2003.

Ms. Brandes is the recipient of numerous awards, including the University of Wisconsin – Eau Claire Alumni Hall of Honor (2002), The Business Journal Women of Influence (2002), University of Wisconsin – Eau Claire Distinguished Alumni Award (1995), the YWCA’s Women of Distinction Award for Business & Industry (1994) and Professional Dimension’s Sacajawea Award (1993). Working Mother Magazine named her “Working Mother of the Year” and she was featured in their April 1994 issue.

Ms. Brandes served as an officer of JohnsonDiversey, Inc. in varying capacities since 1996. From 1981 through October 1996, Ms. Brandes held various leadership positions at S.C. Johnson & Son, Inc.

-more-

With sales in more than 120 countries, JohnsonDiversey is a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. JohnsonDiversey serves customers in the lodging, food services, retail, health care, food and beverage sectors as well as building service contractors worldwide.

###

Contact:

John Matthews

Vice President, Corporate Affairs

262-631-4001

john.matthews@johnsondiversey.com